Exhibit 99.1

PRESS RELEASE July 10, 2009 8:30 am ET	Investor Relations Contact: Kristen McNally The Piacente Group, Inc. 212-481-2050 arrowres@tpg-ir.com

Arrowhead Announces Private Placement of $2 Million

PASADENA, Calif. – July 10, 2009 – Arrowhead Research Corporation (NASDAQ: ARWR) today announced that it has obtained commitments from selected institutional and accredited investors to purchase at least $2 million of common stock and warrants in a private placement transaction.

Under the terms of the offering, Arrowhead will sell at least 7.1 million units at a purchase price of $0.30 per unit, with each unit consisting of one share of common stock and a warrant to purchase one additional share of common stock at an exercise price of $0.50 per share. The offering is expected to close no later than July 16, 2009, subject to customary closing conditions.

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This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.